--------------------------------------------------------------------------------
                             FORM N-6, ITEM 26(d)
                                    CONTRACTS
--------------------------------------------------------------------------------

                                   FPVUL 02-08

                     American United Life Insurance Company
      [One American Square, P.O. Box 368, Indianapolis, Indiana 46206-0368]
                          [800-537-6442 oneamerica.com]
                [DOI telephone number where policy is delivered]

American United Life Insurance Company(R) (AUL) will pay the Death Benefit Proceeds to the beneficiary upon receipt of due proof that the Insured's death occurred while this policy was in force, subject to the terms of this policy.

                           RIGHT TO EXAMINE THE POLICY

THIS POLICY MAY BE SENT BACK TO AUL OR ITS REPRESENTATIVE WITHIN 10 DAYS AFTER IT IS RECEIVED. IN SUCH CASE, THIS POLICY WILL BE VOID FROM THE BEGINNING. WE WILL REFUND THE PREMIUMS PAID.

IF THIS POLICY REPLACES ANOTHER LIFE INSURANCE POLICY, THE POLICY MAY BE SENT BACK TO AUL OR ITS REPRESENTATIVE WITHIN 30 DAYS. IN SUCH CASE, THIS POLICY WILL BE VOID FROM THE BEGINNING. WE WILL REFUND THE CASH SURRENDER VALUE PLUS ANY FEES AND OTHER CHARGES THAT WERE DEDUCTED FROM THE GROSS PREMIUMS.


                           READ YOUR POLICY CAREFULLY
          FLEXIBLE PREMIUM VARIABLE ADJUSTABLE UNIVERSAL LIFE INSURANCE
                     PARTICIPATING-DIVIDENDS NOT GUARANTEED
              It is anticipated that no dividends will be declared.
                        PERIOD OF COVERAGE NOT GUARANTEED


           This policy is a legal contract between the owner and AUL.

              Signed for American United Life Insurance Company by

Thomas M. Zurek                          Dayton H. Molendorp
[Secretary]                        [Chairman of the Board, President,
                                        and Chief Executive Officer]

                                Table of Contents

                                                                   Section
Policy Data Page.........................................................1
Definitions..............................................................2
Benefits Available Under the Policy......................................3
General Provisions.......................................................4
         Entire Contract
         Reliances
         Incontestability
         Juvenile Insureds
         Suicide
         Misstatement of Age or Sex
Owner and Beneficiary....................................................5
         Ownership
         Assignment
         Beneficiary
         Change of Owner or Beneficiary
Life Insurance Qualification.............................................6
         Guideline Premium Test
         Cash Value Accumulation Test
         Policy Changes Effect on Life Insurance Qualification Tests
Death Benefit............................................................7
         Death Benefit
         Death Benefit Payment
         Death Benefit Options
Policy Changes...........................................................8
         Increase the Face Amount of Insurance
         Decrease the Face Amount of Insurance
         Changing the Death Benefit Option
Supplemental Face Amount at Age 100......................................9
 Base Face Amount Coverage at and after Age 121.........................10
Premiums................................................................11
         Payment of Premium
         Allocation of Net Premium
Policy Charges..........................................................12
         Premium Expense Charge
         Monthly Deduction
         Monthly Administrative Charge
         Face Amount Charge
         Cost of Insurance
         Mortality and Expense Risk Charge
         Surrender Charge
         Taxes
         Changes in Cost Factors
Policy Values...........................................................13
         Account Value
         Cash Value
         Cash Surrender Value

FPVUL                          Page 2A                             02-08

                                Table of Contents
                                                                   Section
Variable Account Provisions.............................................14
         Separate Account
         Investment Accounts
         Variable Account Value
         Crediting of Accumulation Units
         Accumulation Unit Value
         Net Investment Factor
         Addition, Deletion, or Substitution of Investments
Fixed Account Provisions................................................15
         Fixed Account Value
         Fixed Account Interest Rate
Transfers...............................................................16
         Transfers
         Limitation on Transfer from the Fixed Account
Loans    ...............................................................17
         Loan Account
         Interest Charged on Loans
         Interest Credited on Loans
         Repayment of Loans
Surrender...............................................................18
         Partial Surrender
         Reduction Free Partial Surrender
         Full Surrender
No-Lapse Guarantee......................................................19
         No-Lapse Guarantee Test
Termination of the Policy...............................................20
         Grace Period
         Termination
         Reinstatement
Other Policy Provisions.................................................21
         Deferral of Payments
         Fixed Account
         Variable Account
         Dividends
         Annual Statement
         Conformity with Laws
         Computations
Settlement Options......................................................22
         Selection
         Payments
         Adjusted Age
         Death of Last Payee
         Claims of Creditors
         Settlement Option Tables

FPVUL                       Page 2A                              02-08

                            ICC08 FPVUL Page 3 02-08

Section 1. Policy Data Page


Name of Insured(s)          Sex          Age         Premium Class
[John Doe]                 [Male]       [35]    [Standard, Non-Tobacco]

Policy Owner(s)
[John Doe]

Issue Date                     Policy Date           Policy Number
[01/01/2008]                  [01/01/2009]            [123456789]

                              Policy Specifications

Plan: Flexible Premium Variable Adjustable Universal Life

Initial Premium:                                [$1,000.00]
                                                [Annual]
                                                [$1,000.00]
                                                [xyz Money Market]
Premium Mode:
Planned Premium:
Initial Net Premium Allocation:


Initial Base Face Amount:                       [$100,000]
Base Face Amount Coverage expires according to Section 10 of the policy.
Initial Supplemental Face Amount:               [$100,000]
Supplemental Face Amount Coverage expires according to Section 9 of the policy.
Initial Total Face Amount:                      [$200,000]

The percentage of the Base Face Amount as compared to the Total Face Amount shall never be less than [5%].


No-Lapse Guarantee Period:                       [4years]
Monthly Required Premium for No-Lapse Guarantee: [116.54]

Death Benefit Option:          [Option 1] Refer to the Death Benefit section of
                                your policy for anexplanation of the Death .
                                Benefit Option

Death Benefit Discount                           [3%]

Life Insurance Qualification Test Elected:       Cash Value Accumulation Test]


This is a participating policy. Dividends are not guaranteed. It is anticipated that no dividends will be declared.


FPVUL                                 Page 3                              02-08

                          Policy Charge Specifications

Premium Expense Charge

     Policy Years [1-20]     [6.0%] of all premiums received in the Policy Year


     Policy Years [21+]      [6.0%] of all premiums received in the Policy Year


Monthly Administrative Charge

     Guaranteed Maximum:       [$ 25.00] per month during the first Policy Year
                               [$ 10.00] per month after the first Policy Year

Face Amount Charge

     Guaranteed Maximum:

     Initial Face Amount Charge:   [$14.00]  per month for [10]  years  from
                                   the  Policy  Date based on Initial Base
                                   Face Amount


Mortality and Expense Risk Charge -1/12 of the following percentages of the Variable Account Value is deducted each month

     Guaranteed Maximum:

     Policy Years [1-10]     [0.75%] Variable Account Value up to [$1,000,000]
                         [0.75%] Variable Account Value in excess of [1,000,000]

     Policy Years [11-20]    [0.25%] Variable Account Value up to [1,000,000]
                        [0.25%] Variable Account Value in excess of  [1,000,000]

     Policy Years [21+]      [0.25%] Variable Account Value up to [1,000,000]
                         [0.25%] Variable Account Value in excess of [1,000,000]

FPVUL                     Page 3A                          02-08

                     Policy Charge Specifications continued

                          TABLE OF SURRENDER CHARGES*:
              Based on Initial Base Face Amount as of Policy Date.

 Policy Year        Surrender Charge           Policy Year      Surrender Charge
  1                  [$879.30                  7                  $439.65
  2                   $879.30                  8                  $293.10
  3                   $879.30                  9                  $146.55
  4                   $879.30               10 and                $0.00]
  5                   $732.75             thereafter
  6                   $586.20
                  * May increase with subsequent Face Amount Increases.

                               Loan Specifications

Minimum Loan Amount:  [$ 500]

Interest Rate Charged on Loans:  [5%]

Interest Rate Credited on the Loan Account:  Guaranteed Rate: [3%]

                          Fixed Account Specifications

Guaranteed Interest Rate on Fixed Account:  3%

Maximum Transfer Amount from the Fixed Account per Policy Year:
     Greater of:

     1. [20%] of the amount in the Fixed Account at the beginning of the Policy Year; or

     2. [$5,000], less any partial cash surrenders made from the Fixed Account since the beginning of the Policy Year.

                         Separate Account Specifications

Separate Account:  AUL American Individual Variable Life Unit Trust

Minimum Transfer Amount:  [Currently no minimum.  AUL may set a minimum]

Maximum Number of Transfers:  [12] in any Policy Year

Transfer Charge

     Guaranteed:        [$0] for the first [12] transfers in any Policy Year
                        [$25] for each subsequent transfer in any Policy Year

FPVUL                               Page 3B                              02-08

                          Policy Minimum Specifications

Minimum Premium Payment Subsequent to Initial Premium: [$25]
Minimum Base Face Amount: [$50,000]
Minimum Additional Supplemental Face Amount: [$10,000]

Minimum Premium Allocation to Any Investment Account or the Fixed Account: [1% of the premium payment] (All allocations must be in whole percentages.)

                          Policy Change Specifications

First date a change in the Death Benefit Option may be requested: [One Year After Policy Date]

First date a Partial Surrender may be requested: [One Year After Policy Date] Minimum Partial Surrender Amount: [$ 500]

First date an increase in Face Amount may be requested: [One Year After Policy Date] Minimum increase in Face Amount: [$25,000], or if less, the amount determined under any rider provision]

First date a decrease in Face Amount may be requested: [One Year After Policy Date] Minimum decrease in Face Amount: [$25,000]

Date subsequent increases, decreases and option changes may be requested: [One year following the effective date of a previous change]

Maximum Attained Age for Total Face Amount increase: [85]

Maximum Attained Age for Death Benefit Option Change: [85]

Assumed date of the delivery of this policy for determining the end of the Right to Examine period solely for the purpose of transferring the Net Premiums into the Fixed or Variable Accounts: [5] days after the Issue Date

Home Office: Our Home Office is a location designated by the Board of Directors. It is located at [One American Square, P.O. Box 368, Indianapolis, Indiana 46206-0368]

                              Rider Specifications

[Details of riders are given on separate Rider Specification Pages that follow.]


FPVUL                                   Page 3C                          02-08

                           ICC08 FPVUL Page 3D 02-08

                                BASE FACE AMOUNT
  TABLE OF MONTHLY GUARANTEED MAXIMUM COST OF INSURANCE RATES PER $1000 OF NET
                AMOUNT AT RISK, and MINIMUM INSURANCE PERCENTAGES
                    USING THE [CASH VALUE ACCUMULATION TEST]


If Supplemental Face Amount is chosen, the rates displayed below are only applicable to the Base Face Amount after Age 100, as the Supplemental Face Amount expires according to the terms of Section 9 of the policy.



--------------------------------------------------------------------------------------------------------------
Attained     Monthly Guaranteed     Minimum Insurance  Attained    Monthly Guaranteed       Minimum Insurance
   Age      Cost of Insurance Rate    Percentage          Age      Cost of Insurance Rate     Percentage
--------------------------------------------------------------------------------------------------------------
   35              0.09                    498             79             5.07                    137
   36              0.10                    481             80             5.66                    134
   37              0.10                    465             81             6.32                    132
   38              0.11                    449             82             7.01                    130
   39              0.11                    433             83             7.76                    128
   40              0.12                    418             84             8.58                    126
   41              0.13                    404             85             9.51                    124
   42              0.14                    390             86            10.53                    123
   43              0.16                    377             87            11.65                    121
   44              0.18                    364             88            12.84                    120
   45              0.19                    352             89            14.10                    118
   46              0.21                    340             90            15.42                    117
   47              0.23                    329             91            16.66                    116
   48              0.24                    319             92            17.95                    115
   49              0.26                    308             93            19.32                    114
   50              0.28                    298             94            20.75                    114
   51              0.30                    288             95            22.27                    113
   52              0.33                    279             96            23.65                    112
   53              0.36                    270             97            25.12                    112
   54              0.41                    262             98            26.70                    111
   55              0.46                    253             99            28.38                    110
   56              0.51                    246             100           30.18                    110
   57              0.57                    238             101           31.60                    109
   58              0.62                    231             102           33.12                    109
   59              0.68                    224             103           34.74                    109
   60              0.74                    218             104           36.46                    108
   61              0.83                    211             105           38.26                    108
   62              0.93                    205             106           40.18                    107
   63              1.04                    200             107           42.22                    107
   64              1.16                    194             108           44.39                    107
   65              1.29                    189             109           46.69                    106
   66              1.42                    184             110           49.13                    106
   67              1.55                    179             111           51.73                    106
   68              1.69                    175             112           54.48                    105
   69              1.83                    171             113           57.41                    105
   70              2.01                    166             114           60.51                    105
   71              2.21                    162             115           63.81                    105
   72              2.46                    159             116           67.30                    104
   73              2.74                    155             117           71.00                    104
   75              3.34                    148             119           79.10                    104
   76              3.68                    145             120           83.33                    104
   77              4.07                    142             121           83.33                    104
   78              4.54                    139

The Minimum Insurance Percentages are determined to comply with Section 7702 of the Internal Revenue Code. Mortality Table: 2001 Commissioners Standard Ordinary Ultimate Mortality Table,[Age at nearest birthday, Sex and Tobacco Distinct.]

FPVUL                          Page 3D                                 02-08

                                BASE FACE AMOUNT
    TABLE OF MONTHLY GUARANTEED MAXIMUM COST OF INSURANCE RATES PER $1000 OF
        NET AMOUNT AT RISK, and MINIMUM INSURANCE PERCENTAGES USING THE
                            [GUIDELINE PREMIUM TEST]


If Supplemental Face Amount is chosen, the rates displayed below are only applicable to the Base Face Amount after Age 100, as the Supplemental Face Amount expires according to the terms of Section 9 of the policy.



--------------------------------------------------------------------------------------------------------------
Attained     Monthly Guaranteed      Minimum Insurance  Attained    Monthly Guaranteed       Minimum Insurance
   Age      Cost of Insurance Rate      Percentage        Age      Cost of Insurance Rate     Percentage
--------------------------------------------------------------------------------------------------------------
   35              0.09                    250             79            5.07                    105
   36              0.10                    250             80            5.66                    105
   37              0.10                    250             81            6.32                    105
   38              0.11                    250             82            7.01                    105
   39              0.11                    250             83            7.76                    105
   40              0.12                    250             84            8.58                    105
   41              0.13                    243             85            9.51                    105
   42              0.14                    236             86           10.53                    105
   43              0.16                    229             87           11.65                    105
   44              0.18                    222             88           12.84                    105
   45              0.19                    215             89           14.10                    105
   46              0.21                    209             90           15.42                    105
   47              0.23                    203             91           16.66                    104
   48              0.24                    197             92           17.95                    103
   49              0.26                    191             93           19.32                    102
   50              0.28                    185             94           20.75                    101
   51              0.30                    178             95           22.27                    100
   52              0.33                    171             96           23.65                    100
   53              0.36                    164             97           25.12                    100
   54              0.41                    157             98           26.70                    100
   55              0.46                    150             99           28.38                    100
   56              0.51                    146             100          30.18                    100
   57              0.57                    142             101          31.60                    100
   58              0.62                    138             102          33.12                    100
   59              0.68                    134             103          34.74                    100
   60              0.74                    130             104          36.46                    100
   61              0.83                    128             105          38.26                    100
   62              0.93                    126             106          40.18                    100
   63              1.04                    124             107          42.22                    100
   64              1.16                    122             108          44.39                    100
   65              1.29                    120             109          46.69                    100
   66              1.42                    119             110          49.13                    100
   67              1.55                    118             111          51.73                    100
   68              1.69                    117             112          54.48                    100
   69              1.83                    116             113          57.41                    100
   70              2.01                    115             114          60.51                    100
   71              2.21                    113             115          63.81                    100
   72              2.46                    111             116          67.30                    100
   73              2.74                    109             117          71.00                    100
   74              3.02                    107             118          74.94                    100
   75              3.34                    105             119          79.10                    100
   76              3.68                    105             120          83.33                    100
   77              4.07                    105             121          83.33                    100
   78              4.54                    105

The Minimum Insurance Percentages are determined to comply with Section 7702 of the Internal Revenue Code. Mortality Table: 2001 Commissioners Standard Ordinary Ultimate Mortality Table,[Age at nearest birthday, Sex and Tobacco Distinct.
FPVUL                            Page 3D                               02-08

                     SUPPLEMENTAL FACE AMOUNT - IF SELECTED
 TABLE OF MONTHLY GUARANTEED MAXIMUM COST OF INSURANCE RATES PER $1000 OF
             NET AMOUNT AT RISK, and MINIMUM INSURANCE PERCENTAGES
                    USING THE [CASH VALUE ACCUMULATION TEST]

--------------------------------------------------------------------------------------------------------------
Attained     Monthly Guaranteed      Minimum Insurance  Attained    Monthly Guaranteed       Minimum Insurance
   Age      Cost of Insurance Rate      Percentage        Age      Cost of Insurance Rate     Percentage
--------------------------------------------------------------------------------------------------------------
   35              0.09                    498             79            5.17                    137
   36              0.10                    481             80            5.77                    134
   37              0.10                    465             81            6.45                    132
   38              0.11                    449             82            7.15                    130
   39              0.12                    433             83            7.91                    128
   40              0.12                    418             84            8.76                    126
   41              0.13                    404             85            9.70                    124
   42              0.15                    390             86           10.74                    123
   43              0.16                    377             87           11.88                    121
   44              0.18                    364             88           13.10                    120
   45              0.20                    352             89           14.39                    118
   46              0.22                    340             90           15.73                    117
   47              0.24                    329             91           16.99                    116
   48              0.25                    319             92           18.31                    115
   49              0.26                    308             93           19.70                    114
   50              0.28                    298             94           21.17                    114
   51              0.31                    288             95           22.71                    113
   52              0.34                    279             96           24.12                    112
   53              0.37                    270             97           25.63                    112
   54              0.41                    262             98           27.23                    111
   55              0.47                    253             99           28.95                    110
   56              0.52                    246            100           30.78                    110
   57              0.58                    238
   58              0.63                    231
   59              0.69                    224
   60              0.76                    218
   61              0.84                    211
   62              0.95                    205
   63              1.06                    200
   64              1.19                    194
   65              1.31                    189
   66              1.45                    184
   67              1.58                    179
   68              1.72                    175
   69              1.87                    171
   70              2.05                    166
   71              2.25                    162
   72              2.51                    159
   73              2.79                    155
   74              3.08                    152
   75              3.40                    148
   76              3.75                    145
   77              4.16                    142
   78              4.63                    139

The Minimum Insurance Percentages are determined to comply with Section 7702 of the Internal Revenue Code. Mortality Table: 2001 Commissioners Standard Ordinary Ultimate Mortality Table,[Age at nearest birthday, Sex and Tobacco Distinct.
FPVUL                            Page 3D                               02-08

                     SUPPLEMENTAL FACE AMOUNT - IF SELECTED
 TABLE OF MONTHLY GUARANTEED MAXIMUM COST OF INSURANCE RATES PER $1000 OF
             NET AMOUNT AT RISK, and MINIMUM INSURANCE PERCENTAGES
                    USING THE [GUIDELINE PREMIUM TEST]

--------------------------------------------------------------------------------------------------------------
Attained     Monthly Guaranteed      Minimum Insurance  Attained    Monthly Guaranteed       Minimum Insurance
   Age      Cost of Insurance Rate      Percentage        Age      Cost of Insurance Rate     Percentage
--------------------------------------------------------------------------------------------------------------
   35              0.09                    250             79            5.17                    105
   36              0.10                    250             80            5.77                    105
   37              0.10                    250             81            6.45                    105
   38              0.11                    250             82            7.15                    105
   39              0.12                    250             83            7.91                    105
   40              0.12                    250             84            8.76                    105
   41              0.13                    243             85            9.70                    105
   42              0.15                    236             86           10.74                    105
   43              0.16                    229             87           11.88                    105
   44              0.18                    222             88           13.10                    105
   45              0.20                    215             89           14.39                    105
   46              0.22                    209             90           15.73                    105
   47              0.24                    203             91           16.99                    104
   48              0.25                    197             92           18.31                    103
   49              0.26                    191             93           19.70                    102
   50              0.28                    185             94           21.17                    101
   51              0.31                    178             95           22.71                    100
   52              0.34                    171             96           24.12                    100
   53              0.37                    164             97           25.63                    100
   54              0.41                    157             98           27.23                    100
   55              0.47                    150             99           28.95                    100
   56              0.52                    146            100           30.78                    100
   57              0.58                    142
   58              0.63                    138
   59              0.69                    134
   60              0.76                    130
   61              0.84                    128
   62              0.95                    126
   63              1.06                    124
   64              1.19                    122
   65              1.31                    120
   66              1.45                    119
   67              1.58                    118
   68              1.72                    117
   69              1.87                    116
   70              2.05                    115
   71              2.25                    113
   72              2.51                    111
   73              2.79                    109
   74              3.08                    107
   75              3.40                    105
   76              3.75                    105
   77              4.16                    105
   78              4.63                    105

The Minimum Insurance Percentages are determined to comply with Section 7702 of the Internal Revenue Code. Mortality Table: 2001 Commissioners Standard Ordinary Ultimate Mortality Table,[Age at nearest birthday, Sex and Tobacco Distinct.
FPVUL                            Page 3D                               02-08

                           ICC08 FPVUL Page 3E 02-08

                              RIDER SPECIFICATIONS
                     LR-211 ACCELERATED DEATH BENEFIT RIDER


POLICY NUMBER:                              [123456789]
POLICY DATE:                                [JAN. 1, 2009]
INSURED:                                    [JOHN A. DOE]
RIDER ISSUE AGE AND SEX:                    [35] [MALE]
PREMIUM CLASS:                              [STANDARD, NON-TOBACCO]
RIDER CHARGE:                               $0.00 per month
EXPIRY DATE:                                UPON POLICY TERMINATION


FPVUL                         Page 3E                                   02-08

                              RIDER SPECIFICATIONS
                     LR-206 CHILDREN'S TERM INSURANCE RIDER





POLICY NUMBER:                    [123456789]
POLICY DATE:                      [JAN. 1, 2009]
INSURED:                          [JOHN A. DOE]
INSURED CHILD:                    [LISTED ON APPLICATION OR AS ADDED
                                   AFTER ISSUE]

AMOUNT OF INSURANCE:              [5 UNITS] PER INSURED CHILD
                                  [$5,000] on or after 6 months of age
                                  [$2,500] under 6 months of age

RIDER CHARGE:                     [$ 2.60 PER MONTH]

EXPIRY DATE:                      Policy Anniversary following the earliest of:
                                  Insured's Attained Age 65 or Insured Child's
                                  22nd birthday

FPVUL                             Page 3E continued                      02-08

                              RIDER SPECIFICATIONS
LR-210             GUARANTEED INSURABILITY OPTION RIDER

POLICY NUMBER:                              [123456789]
POLICY DATE:                                [JAN. 1, 2009]
INSURED:                                    [JOHN A. DOE]
RIDER ISSUE AGE AND SEX:                    [35]    [MALE]
PREMIUM CLASS:                              [STANDARD, NON-TOBACCO]
MAXIMUM AMOUNT OF INCREASE
ON ANY OPTION DATE:                         [$20,000]
TOTAL AMOUNT OF INCREASES:                  [$100,000]
RIDER CHARGE:                               [$16.80 PER MONTH]
EXPIRY DATE:                                [7/1/2016]


FPVUL                             Page 3E continued                      02-08

                              RIDER SPECIFICATIONS
                   LR-212 OTHER INSURED TERM INSURANCE RIDER


POLICY NUMBER:                               [123456789]
POLICY DATE:                                 [JAN. 1, 2009]
INSURED:                                     [COOKIE DOE]
OTHER INSURED ISSUE AGE AND SEX:             [35] [FEMALE]
PREMIUM CLASS:                               [STANDARD, NON-TOBACCO]
AMOUNT OF INSURANCE:                         [$100,000]
CONVERSION PERIOD:                           [TO 1/1/2042]
EXPIRY DATE:                                 Earliest of:  Age 95 of Other
                                             Insured or upon death of Insured.

                       OTHER INSURED TERM INSURANCE RIDER
               Table of Monthly Guaranteed Cost of Insurance Rates
                         Per $1000 of Net Amount at Risk

--------------------------------------------------------------------------------------------------------------
Attained         Monthly Guaranteed          Attained            Monthly Guaranteed
 Age           Cost of Insurance Rate          Age             Cost of Insurance Rate
--------------------------------------------------------------------------------------------------------------
[35                .07417                       66                       .99917
 36                .07917                       67                      1.08500
 37                .08583                       68                      1.18083
 38                .08917                       69                      1.28583
 39                .09417                       70                      1.40167
 40                .10000                       71                      1.53500
 41                .10583                       72                      1.68417
 42                .11250                       73                      1.84583
 43                .12083                       74                      2.02333
 44                .13083                       75                      2.22000
 45                .14250                       76                      2.43583
 46                .15583                       77                      2.67333
 47                .17250                       78                      2.93583
 48                .19083                       79                      3.21917
 49                .21083                       80                      3.53583
 50                .23417                       81                      3.96583
 51                .26000                       82                      4.45083
 52                .28917                       83                      4.93417
 53                .32083                       84                      5.46833
 54                .35417                       85                      6.07000
 55                .39000                       86                      6.61583
 56                .43167                       87                      7.43750
 57                .47500                       88                      8.29583
 58                .52167                       89                      9.21083
 59                .56833                       90                     10.05417
 60                .61667                       91                     10.48083
 61                .66917                       92                     11.32000
 62                .72667                       93                     12.56500
 63                .78583                       94                     14.13667
 64                .85000                       95                     16.07667]
 65                .92083



FPVUL                          Page 3E continued                         02-08

                              RIDER SPECIFICATIONS
                   LR-208 WAIVER OF MONTHLY DEDUCTIONS RIDER


POLICY NUMBER:                      [123456789]
INSURED:                            [JOHN A. DOE]
POLICY DATE:                        [JAN. 1, 2009]
RIDER ISSUE AGE AND SEX:            [35]    [MALE]
DISABILITY BENEFIT CLASS:           [STANDARD, NON-TOBACCO]
COVERAGE PERIOD:                    POLICY ANNIVERSARY NEAREST ATTAINED AGE 65

                  WAIVER OF MONTHLY DEDUCTIONS DISABILITY TABLE
                              Monthly Cost Factors
                     To be applied to the Monthly Deductions

--------------------------------------------------------------------------------------------------------------
Insured's          Monthly          Insured's          Monthly          Insured's          Monthly
Attained Age     Cost Factor      Attained Age       Cost Factor      Attained Age       Cost Factor
--------------------------------------------------------------------------------------------------------------
[0-15              .0623              32               .0687              49               .0927
 16                .0624              33               .0693              50               .0984
 17                .0626              34               .0699              51               .1065
 18                .0629              35               .0704              52               .1165
 19                .0632              36               .0709              53               .1280
 20                .0635              37               .0715              54               .1401
 21                .0639              38               .0722              55               .1523
 22                .0643              39               .0731              56               .1640
 23                .0648              40               .0743              57               .1752
 24                .0652              41               .0759              58               .1856
 25                .0656              42               .0779              59               .1948
 26                .0661              43               .0801              60               .0953
 27                .0665              44               .0823              61               .0851
 28                .0669              45               .0843              62               .0710
 29                .0673              46               .0858              63               .0505
 30                .0677              47               .0872              64               .0218]
 31                .0682              48               .0893


FPVUL                      Page 3E continued                         02-08

                              RIDER SPECIFICATIONS
                   LR-209 CREDIT OF PREMIUM DISABILITY RIDER


POLICY NUMBER:                      [123456789]
POLICY DATE:                        [JAN. 1, 2009]
INSURED:                            [JOHN A. DOE]
RIDER ISSUE AGE AND SEX:            [35]    [MALE]
PREMIUM CLASS:                      [STANDARD NON-TOBACCO]
BENEFIT AMOUNT:                     [$100.00 PER MONTH]
RIDER CHARGE:                       [$3.20 PER MONTH]
COVERAGE PERIOD:                    POLICY ANNIVERSARY NEAREST ATTAINED AGE 65

                              RIDER SPECIFICATIONS
                       LR-205 EXTENDED NO-LAPSE GUARANTEE

POLICY NUMBER:                      [123456789]
POLICY DATE:                        [JAN. 1, 2009]
INSURED:                            [JOHN A. DOE]
RIDER ISSUE AGE AND SEX:            [35]    [MALE]
PREMIUM CLASS:                      [STANDARD NON-TOBACCO]
EXTENDED NO-LAPSE
GUARANTEE PERIOD:                   [from policy issue]
RIDER CHARGE:                       [PER MONTH]
REQUIRED PREMIUM:
EXPIRY DATE:                        The earliest of the  expiration of the
                                    guarantee period or policy termination

FPVUL                       Page 3E continued                           02-08

                              RIDER SPECIFICATIONS
                        LR-202 OVERLOAN PROTECTION RIDER



POLICY NUMBER:                      [123456789]
POLICY DATE:                        [JAN. 1, 2009]
INSURED:                            [JOHN A. DOE]
RIDER ISSUE AGE AND SEX:            [35]    [MALE]
PREMIUM CLASS:                      [STANDARD NON-TOBACCO]
MINIMUM LOAN
INDEBTEDNESS
PERCENTAGE:                         [94.0%]
RIDER CHARGE:                       No charge until rider is exercised.
OVERLOAN PROTECTON
RIDER PERCENTAGE:                   [4.0%]
EXPIRY DATE:                        The earlier of Policy Termination or Age 121


FPVUL                       Page 3E continued                           02-08

                              RIDER SPECIFICATIONS
                            LR-204 CHANGE OF INSURED




POLICY NUMBER:                      [123456789]
POLICY DATE:                        [JAN. 1, 2009]
EFFECTIVE DATE OF CHANGE:            On the Monthiversary following our approval
RIDER CHARGE:                       $0.00 per month
EXPIRY DATE:                         UPON POLICY TERMINATION

FPVUL                       Page 3E continued                           02-08

                              RIDER SPECIFICATIONS
                        LR-201 ACCOUNTING BENEFIT RIDER




POLICY NUMBER:              [123456789]
POLICY DATE:                [JAN. 1, 2009]
INSURED:                    [JOHN A. DOE]
RIDER ISSUE AGE AND SEX:    [35]    [MALE]
PREMIUM CLASS:              [STANDARD NON-TOBACCO]
EXPIRY DATE:                Earlier of the end of surrender charge period or
                            termination of the policy


ACCOUNTING BENEFIT SURRENDER CHARGE WAIVER PERCENTAGES:



       Policy Year               Surrender Charge Waiver Percentage
           1                                    90%
           2                                    80%
           3                                    60%
           4                                    40%
           5                                    20%
    6 and thereafter                             0%
FPVUL                       Page 3E continued                           02-08

                              RIDER SPECIFICATIONS
                        LR-213 AVIATION EXCLUSION RIDER

POLICY NUMBER:                      [123456789]
POLICY DATE:                        [JAN. 1, 2009]
INSURED:                            [JOHN A. DOE]
RIDER ISSUE AGE AND SEX:   [35]    [MALE]
PREMIUM CLASS:                      [STANDARD NON-TOBACCO]
RIDER CHARGE:                       $0.00
EXPIRY DATE: UPON TERMINATION OF THE POLICY

FPVUL                       Page 3E continued                           02-08

                              RIDER SPECIFICATIONS
                      LR-214 PREMIUM DEPOSIT ACCOUNT RIDER

POLICY NUMBER:                      [123456789]
POLICY DATE:                        [JAN. 1, 2009]
INSURED:                            [JOHN A. DOE]
RIDER ISSUE AGE AND SEX:   [35]    [MALE]
RIDER CHARGE:                       $0.00
EXPIRY DATE:             UPON TERMINATION OF THE POLICY

FPVUL                       Page 3E continued                           02-08

                             Section 2. Definitions

Account Value - The retrospective accumulation of Net Premiums, reduced by the Monthly Deductions and Partial Surrenders. It is the sum of your values in the Fixed Account, the Variable Account, and the Loan Account. Details are in the Policy Values section.

Age - The Insured's nearest Age as of the Policy Date, as shown on the Policy Data Page

Attained Age - The Insured's Age increased by one (1) for each complete Policy Year.

Base Face Amount - The Base Face Amount of insurance shown on the Policy Data Page, or as subsequently changed.

Cash Value - The Account Value less any Surrender Charges.

Cash Surrender Value - The Cash Value reduced by any indebtedness.

Death Benefit Discount Factor - The factor used in determination of the Net Amount At Risk as described in the Policy Charges provisions. Death Benefit Discount Factor = (1 + Death Benefit Discount)(1/12). The Death Benefit Discount is shown on the Policy Data Page.

Fixed Account - Is an account which is part of our General Account, and is not part of or dependent on the investment performance of the Variable Account.

Home Office - AUL's Home Office as shown on the Policy Data Page or any other office as may be designated by the Board of Directors.

Insured - The person you name whose life is covered by this policy. If the insured dies while this policy is in force, then the Death Benefit proceeds become payable.

Investment Accounts - One or more of the subdivisions of the Separate Account. Each Investment Account is invested in a different fund Portfolio.

Issue Date - As shown on the Policy Data Page.

Minimum Insurance Percentage - The minimum percentage of Account Value required to qualify as a life insurance policy under the Internal Revenue Code. A table of these percentages is on the Policy Data Page.

Modified Endowment Contract - A classification of policies determined under the Internal Revenue Code which affects the tax status of distributions from the policy.

Monthiversary - The same date of each month as the Policy Date. If the Policy Date is the 29th, 30th or 31st of a calendar month, then for any calendar month that has fewer days, the Monthiversary will be the last day of such calendar month. If a Monthiversary falls on a day which is not a Valuation Date, the processing of the Monthiversary will be the next Valuation Date.

Net Accumulated Premiums - The amount of premiums less Partial Surrenders, which is utilized in calculating the Death Benefit under Option 3.

FPVUL                               Page 4                           02-08

Net Amount At Risk - The amount used to determine Cost of Insurance charge. Refer to the Policy Charges section of your policy.

Net Premium - The total premium paid reduced by the Premium Expense Charges shown on the Policy Data Page.

No-Lapse Guarantee Period - The period shown on the Policy Data Page during which the No-Lapse Guarantee is in effect as detailed in the No-Lapse Guarantee provision.

Owner(s) - The Owner(s) named in the application, unless changed in accordance with the policy provisions.

Partial Surrender - A withdrawal of a portion of the Account Value.

Planned Premium - The amount we will bill you or, in the case of our automatic premium plan, the amount we will deduct from the account selected by you.

Policy Anniversary - The same date each year as the Policy Date.

Policy Data Page - The Policy Data Page or the Supplemental Policy Data Page most recently sent to you by us.

Policy Date - The date from which Monthiversaries, Policy Years, and Policy Anniversaries are measured, as shown on the Policy Data Page. Suicide and Incontestability periods are measured from the Policy Date.

Policy Year - One year from the Policy Date and from each Policy Anniversary thereafter.

Premium Mode - The frequency of the Planned Premium as shown on the Policy Data Page or as subsequently changed by you.

Portfolio - The separate investment fund in which the Separate Account invests.

Proper Notice - Notice that is received at our Home Office in a form acceptable to us.

Reduction Free Partial Surrender Amount - The amount which may be withdrawn without a reduction in Total Face Amount. Refer to the Surrender section of your policy.

Required Premium for the No-Lapse Guarantee - The current monthly premium that must be paid on a cumulative basis to keep this policy in force during the No-Lapse Guarantee.

Separate Account - The Separate Account of AUL identified on the Policy Data Page. The Separate Account is segregated into several Investment Accounts.

Supplemental Face Amount - The Supplemental Face Amount of insurance shown on the Policy Data Page, or as subsequently changed. Any Supplemental Face Amount will expire on the Policy Anniversary the Insured attains the Age 100, according to Section 9 of the policy.

Total Face Amount - The sum of the Base Face Amount and the Supplemental Face Amount.

Valuation Date - The dates on which the Investment Accounts are valued. A Valuation Date is any date on which


FPVUL                        Page 5                         02-08
the New York Stock Exchange, or its successor is open for trading and we are open for business.

Valuation Period - A Valuation Period begins at the close of one Valuation Date and ends at the close of the next succeeding Valuation Date.

Variable Account -The Account Value of this policy which is invested in one or more Investment Accounts.

We - "We", "us" or  "our" means AUL.

You - "You" or "your" means the Owner of this policy.

                 Section 3. Benefits Available Under the Policy

This policy has a Death Benefit, a surrender benefit, and a loan provision. The terms of these benefits are described in the policy.

                          Section 4. General Provisions

Entire Contract - The entire contract consists of:

1.   The basic policy;

2.   Riders and endorsements, if any;

3.   The attached copy of your application.

We will require supplemental applications as applicable for adjustments to this policy subsequent to the Policy Date. These applications will be endorsed upon the policy, and will be considered part of the entire contract.

This policy is issued in consideration of the application and payment of the initial premium.

Any change in this policy must be approved by AUL's President, Vice President or Secretary. No Representative is authorized to change or waive any policy provision.

Reliances - All statements made in the application for the issuance or reinstatement of this policy, in the absence of fraud, are deemed representations and not warranties. No statement will void this policy or be used in defense of a claim unless contained in the application. We are not liable for a request made in accordance with your instructions.

Incontestability - In the absence of fraud, we will not contest this policy after it has been in force during the lifetime of the Insured for two (2) years from the Policy Date. For increases in the either the Base Face Amount and/or Supplemental Face Amount, we will not contest the increase for two (2) years from the effective date of the increase. If you did not request the Base Face Amount and/or Supplemental Face Amount increase or if evidence of insurability was not required, we will not contest the increase. After two (2) years we may contest this policy for non-payment of premium or fraudulent misstatements as allowed by the law of the state in which this policy was delivered or issued for delivery. If this policy is reinstated, the incontestable period will start over again beginning on the effective date of the reinstatement, but only for statements made in the application for

FPVUL                             Page 6                             02-08
reinstatement, unless the original contestable period has not expired.

Juvenile Insureds -tobacco/non-tobacco mortality tables - We will use the composite mortality table for juvenile insureds. We will reclassify the Insured to a standard non-tobacco premium class upon the Insured reaching the Attained Age of 16.

Suicide - If the Insured commits suicide, while sane or insane, within two (2) years from the Policy Date or the effective date of any reinstatement, we will not pay a Death Benefit. We will terminate this policy and refund the premiums paid, less any outstanding loan balance, unpaid loan interest, dividends paid if applicable, and any Partial Surrenders.

If the Insured commits suicide, while sane or insane, within two (2) years from the effective date of any increase in either the Base Face Amount and/or Supplemental Face Amount that was subject to evidence of insurability, we will not pay a Death Benefit on that increase. We will refund the Monthly Deductions for that increase. Refer to the Policy Charges section of your policy for an explanation of Monthly Deductions.

Misstatement of Age or Sex - If the Insured's Age or sex has been misstated, we will adjust the Death Benefit to the amount that would have been purchased at the correct Age or sex. In consideration of the most recent Cost of Insurance rate, the Net Amount At Risk will be adjusted by the ratio of the incorrect Cost of Insurance rate to the correct Cost of Insurance rate. We will not make any retrospective recalculations to the Account Value. We may adjust future months' deductions so as to reflect the corrected Age and sex.



Coverage may not be terminated if the correct Age is outside the issue Ages for this policy. The Cost of Insurance rate and benefits will be adjusted using the correct Age.
FPVUL                     Page 7                        02-08

                        Section 5. Owner And Beneficiary

Ownership - You have all rights in this policy while the Insured is living. Your rights are subject to the interests of any assignee or irrevocable beneficiary. If you die before the Insured, any contingent Owner named in the application will be the new Owner. If there is no contingent Owner, then your estate becomes the new Owner.

Assignment - You may assign this policy with Proper Notice to us. Your rights and the rights of any beneficiary will be secondary to the rights of the assignee. An assignment will be subject to any loan on this policy. If there are any irrevocable beneficiaries, you must obtain their consent before assigning your policy. We assume no responsibility for the validity of an assignment. Unless otherwise specified by the Owner, the assignment will take effect on the date the notice is signed by the Owner, subject to any payments made or other action taken prior to our receipt of this notice.

Beneficiary - The beneficiary will receive the Death Benefit proceeds of this policy upon the Insured's death. Beneficiaries are as named in the application unless later changed by you. You can name more than one beneficiary.

The interests of a beneficiary who dies before the Insured will pass to any surviving named beneficiaries unless you specify otherwise. If no beneficiary survives the Insured, you will be the beneficiary, or your estate will be the beneficiary if you are the Insured.

Change of Owner or Beneficiary - While the Insured is living, you may transfer ownership or change the beneficiary of this policy by giving Proper Notice to us. Unless otherwise specified by the Owner, a change will take effect on the date the notice is signed by the Owner. The change will not apply to any payments made or actions taken by us before we receive the notice. An irrevocable beneficiary may be changed only with the written consent of that beneficiary.


FPVUL                               Page 8                               02-08

                     Section 6. Life Insurance Qualification

It is intended that this policy be considered as life insurance for federal income tax purposes, notwithstanding any other provision of the policy to the contrary, in order to comply with Section 7702 of the Internal Revenue Code of 1986, or any other equivalent section of the Code.

We may make any reasonable adjustments to the conditions or terms of this policy if necessary to allow it to continue to qualify as life insurance. This provision is not a guarantee that this policy will receive tax treatment as life insurance. Additionally it does not guarantee that the tax treatment of life insurance will never change by the future actions of any tax authority. In order to ensure that this policy qualifies as life insurance, one of the tests described below will be applied to the policy. The Policy Data Page lists the test you selected.

If you did not select the test, the default test is the Guideline Premium Test. The test selected CANNOT be changed after the Policy Date.

Guideline Premium Test - If at any time the premiums received exceed the amount allowable for tax qualification, the excess amount may be removed from the policy as of the date of its payment, together with interest and/or investment experience thereon from such date, and any appropriate adjustment in the Death Benefit shall be made as of such date. This excess amount shall be refunded within 60 days after the end of the applicable Policy Year. If this excess amount is not refunded within 60 days, the Total Face Amount under the policy shall be increased retroactively so that at no time is the Death Benefit ever less than the amount needed to ensure or maintain tax qualification. However, we will not refuse to accept any premium necessary to continue coverage but only if such premium would result in a zero Cash Value at the end of the Policy Year. Additionally, the minimum Death Benefit must be maintained.

Cash Value Accumulation Test - The minimum Death Benefit must be maintained. We may modify the Minimum Insurance Percentage shown on the Policy Data Page, retroactively if needed, to ensure or maintain qualification of this policy as a life insurance contract for federal income tax purposes, not withstanding any other provision of this policy to the contrary.

Policy Changes Effect on Life Insurance Qualification Tests - Policy changes, such as a change in Death Benefit Option, Total Face Amount, or certain other policy changes, will frequently change the policy's limits under the selected Life Insurance Qualification Test. If any requested change would cause the policy to fail to qualify as life insurance for tax purposes we may refuse or limit the request.

FPVUL                       Page 9                         02-08

                            Section 7. Death Benefit

Death Benefit - The Death Benefit is the amount of basic policy benefit that we pay to the beneficiary when we receive due proof that the Insured died while this policy was in force. Proof will consist of a certified copy of the death certificate, or other lawful evidence providing equivalent information, and proof of the beneficiary's interest in the Death Benefit proceeds in a form acceptable to us. Coverage under this policy is effective on the later the initial premium is paid or the Policy Date.

The Death Benefit Proceeds are:

1. The Death Benefit provided by the Death Benefit Option (Death Benefit Options are described below) in effect as of the end of the Valuation Period during which death occurs; plus

2.   Any benefits provided by rider payable at the Insured's death; and

3.   Any unpaid dividends if applicable; less

4.   Any outstanding loan and loan interest as of the date of death.


If the Insured dies during the Grace Period, the Death Benefit paid on death will be equal to:

1.   The  Death  Benefit   provided  by  the  Death  Benefit  Option  in  effect
     immediately prior to the start of the Grace Period; plus

2.   Any benefits provided by rider payable at the Insured's death; less

3.   Any outstanding loan and loan interest as of the date of death; less

4. The lesser of the overdue Monthly Deductions or the shortfall in total required premiums to maintain the No-Lapse Guarantee as of the start of the Grace Period.

Death Benefit Payment Options- The Death Benefit proceeds may be paid in a lump sum, under a Settlement Option as set forth in the Settlement Options section, or in any other way agreeable to you and us. Before the Insured dies, you may choose how the Death Benefit proceeds are to be paid. If you have not made a choice before the Insured dies, the beneficiary may choose how the Death Benefit proceeds are paid. When part or all of the Death Benefit proceeds are paid in a lump sum, we will include interest from the date of death to the payment date. Interest will accrue:

1. At the rate or rates applicable to the policy funds left on deposit, as of the date of death;

2. At the rate listed in Item 1. above, plus additional interest at a rate of 10% annually beginning with the date that is 31 calendar days from the latest of items a., b., and c. below to the date the claim is paid:

     a.   The date the due proof of death is received by us;

     b. The date we receive sufficient information to determine our liability, the extent of the liability, and the appropriate payee legally entitled to the proceeds; and

     c. The date legal impediments to payment of proceeds that depend upon the action of parties other than us are resolved and sufficient evidence of the same is provided by us. Legal impediments to payment include, but are not limited to:

FPVUL                                Page 10                             02-08

1.   The establishment of guardianships and conservatorships;

2.   The   appointment   and   qualification   of   trustees,    executors   and
     administrators; and

3. The submission of information required to satisfy state and federal reporting requirements.

Death Benefit Options

Option 1 - The Death Benefit is equal to the greater of:

1.   The Total Face Amount; or

2. The Account Value multiplied by the appropriate percentage from the Table of Minimum Insurance Percentages on the Policy Data Page.

Option 2 - The Death Benefit is equal to the greater of:

1.   The Total Face Amount plus the Account Value; or

2. The Account Value multiplied by the appropriate percentage from the Table of Minimum Insurance Percentages on the Policy Data Page.

Option 3 - The Death Benefit is equal to the greater of:

1.       The Total Face Amount plus Net Accumulated Premiums; or

2. The Account Value multiplied by the appropriate percentage from the Table of Minimum Insurance Percentages on the Policy Data Page.

Net Accumulated Premiums are continuously calculated based on the following steps:

1.   It has an initial value equal to the Initial Premium;

2.   It is increased by the amount of each subsequent premium;

3.   It is decreased by each Partial Surrender but not to less than zero.

                            Section 8. Policy Changes

You may make the following changes to this policy, as long as the policy is not in the Grace Period. We reserve the right, however, to not accept any change which might disqualify this policy as life insurance under federal tax law. Our acceptance of any of your changes does not imply there will be no effect on the qualification of your policy as life insurance as a result of your changes.

The policy will be amended or endorsed to reflect the adjustment and its effect upon policy benefits, Required Premium for the No-Lapse Guarantee, Face Amount Charges, Surrender Charges and/or Cost of Insurance rates, if applicable, and any other applicable charges.

Increase the Face Amount of Insurance - You may request an increase of the Base Face Amount and/or the Supplemental Face Amount at any time after the date specified on the Policy Data Page, by providing a proper written application and evidence of insurability satisfactory to us. The amount of the increase must be at least equal to the minimum amount shown on the Policy Data Page, and is subject to our underwriting limits. An increase in the Base Face Amount will generate its own Face Amount Charge and Surrender Charge schedule. If the policy is within the No-Lapse Guarantee Period, the Required Premium for No-Lapse Guarantee will increase.

The effective date of the increase will be the Monthiversary date following our approval of the increase.

FPVUL                          Page 11                      02-08

Decrease the Face Amount of Insurance - You may request a decrease of the Total Face Amount by Proper Notice at any time after the date specified on the Policy Data Page. The minimum amount of any decrease is shown on the Policy Data Page. You may not make a decrease which reduces the Base Face Amount of the policy below the minimum amount shown on the Policy Data Page.

A decrease of the Total Face Amount will be effective on the Monthiversary following our receipt of Proper Notice. If you have made any increases to the policy, the decrease will first be applied to reduce those increases, starting with the most recent increase. When Supplemental Face Amount is added at Issue or as part of an increase it is assumed to have been added after any Base Face Amount which was effective on that same date. Therefore, decreases will reduce Supplemental Face Amount before reducing Base Face Amount which was issued on the same date. The decrease will not cause a decrease in the Required Premium for No- Lapse Guarantee, the Face Amount Charge or the Surrender Charges.

Changing the Death Benefit Option - You may request the following changes in the Death Benefit Option by Proper Notice at any time after the date specified on the Policy Data Page. Changes from Option 1 to Option 3 and from Option 2 to Option 3 are not allowed.

Option 2 to 1

If you request a change from Option 2 to Option 1, the Total Face Amount will be increased by the amount of the Account Value on the date of change. The change will be effective on the Monthiversary following our receipt of Proper Notice.

Option 1 to 2

If you request a change from Option 1 to Option 2, the Total Face Amount will be decreased by the amount of the Account Value on the date of change. We may require satisfactory evidence of insurability. The change will be effective on the Monthiversary following our approval of the change. We will not permit a change which would decrease the Base Face Amount below the minimum amount shown on the Policy Data Page.

Option 3 to 1

If you request a change from Option 3 to Option 1, the Total Face Amount will be increased by the amount of the Net Accumulated Premiums on the date of change. The change will be effective on the Monthiversary following our receipt of Proper Notice.

Option 3 to 2

If you request a change from Option 3 to Option 2, the Total Face Amount may be increased or decreased. If the Account Value is greater than the Net Accumulated Premiums, the Total Face Amount will be decreased by the difference between the Account Value and the Net Accumulated Premiums on the date of change. If the Account Value is less than the Net Accumulated Premiums the Total Face Amount will be increased by the difference between the Account Value and the Net Accumulated Premiums on the date of change. We may require satisfactory evidence of insurability.

The change will be effective on the Monthiversary following our approval of the change. We will not permit a change which would decrease the Base Face Amount below the minimum amount shown on the Policy Data Page.

When changing a Death Benefit Option results in an increase in Total Face Amount, the initial Base Face Amount will be increased by the amount of the increase to the Total Face Amount. When changing a Death Benefit Option results in a decrease in Total Face Amount, the decrease will be applied to the Total Face Amount as if a decrease had been requested.

FPVUL                        Page 12                      02-08

Changing a Death Benefit Option does not change the Face Amount Charges or the Surrender Charges. We may increase the Required Premium for No-Lapse Guarantee. We will notify you of this requirement.



                 Section 9. Supplemental Face Amount at Age 100

On the Policy Anniversary the Insured reaches the Attained Age of 100, the following changes will occur:

1.   Any coverage under the Supplemental Face Amount will expire;

2. You no longer have the right to add to the Supplemental Face Amount of the policy;

3. We will stop deducting any charges associated with the Supplemental Face Amount;

4.   The Total Face Amount will be equal to the Base Face Amount.


           Section 10. Base Face Amount Coverage at and after Age 121

On the Policy Anniversary on which the Insured reaches the Attained Age of 121, the following will occur:

1.   We will stop deducting any Monthly Deductions;

2. We will stop accepting any new premium payments, except for those amounts required to keep the policy in force under the Grace Period;

3.   Partial Surrenders will no longer be available;

4. Policy loans and loan repayments will continue. Interest will continue to accrue and be added to the outstanding loan balance;

5.   We will continue to credit interest to the Account Value;

6.   The Death Benefit will equal the Account Value.


NOTE: The policy may not continue to qualify as life insurance under federal tax law, and you may be subject to adverse tax consequences. You should consult with a tax advisor before continuing your policy at age 121.



                              Section 11. Premiums

Payment of Premium - The initial premium is due on or before delivery of the policy. There will be no coverage under this policy until the later of the date the initial premium is paid or the Issue Date except when the initial premium is paid at delivery of the policy then coverage will begin on the Policy Date.

Premium payments after the initial payment must be made to our Home Office. Each premium payment must be at least equal to the minimum payment shown on the Policy Data Page. We reserve the right to increase the minimum premium payment ninety (90) days after we send you Proper Notice of each increase.

The Planned Premium is the amount we will bill you or, in the case of our automatic premium plan, the amount we will deduct from the account selected by you. The amount and Premium Mode of the Planned Premium on the Issue Date are shown on the Policy Data Page.

You may request a change in the amount and Premium Mode of the Planned Premium, by Proper Notice, at a

FPVUL                            Page 13                                02-08
maximum of once per year. We reserve the right to change the Planned Premium to comply with our rules for billing amounts and frequency. The approval of your request is subject to the limits described in this section.

If we agree, we will make the change and notify you of the new premium payments and when they are due. The Premium Mode you choose and the actual amount of the premium payments will affect the Account Value and the period of time the policy remains in force. If the Planned Premium is not sufficient to satisfy the requirements of the No-Lapse Guarantee or the Extended No-Lapse Guarantee if this rider is included in the policy, then this policy is not guaranteed to remain in force.

If the payment of any premium would cause an increase in Net Amount At Risk because of the Minimum Insurance Percentage, we may require satisfactory evidence of insurability before accepting it. If we accept the premium, we will allocate the Net Premium to your Account Value on the date of our acceptance. If we do not accept the premium, we will refund it to you.

If the payment of any premium would cause the contract to become a Modified Endowment Contract, we may make an effort to notify you; however we are under no obligation to notify you. If we notify you, consistent with the terms of the notice, you may determine if you want the premium refunded to you. We reserve the right to refund any premiums which cause the policy to become a Modified Endowment Contract.

Allocation of Net Premium

Initial Net Premium

The initial Net Premium and any Net Premium received during the Right to Examine period are allocated to the account shown on the Policy Data Page on the later of the Policy Date or the date we receive the premium at our Home Office.

At the end of the Right to Examine period, we transfer your Account Value to the Fixed Account or the Variable Account based on your current premium allocation instructions. For purposes of determining the end of the Right to Examine period, solely as it applies to this transfer, we assume that receipt of this policy occurs on the date as described on the Policy Data Page.

Subsequent Net Premiums

Subsequent Net Premiums are allocated as of the end of the Valuation Period during which we receive the premium at our Home Office. You may change the allocation of subsequent Net Premiums at any time by Proper Notice, or by telephone if written authorization is on file with us.

FPVUL                        Page 14                       02-08

                           Section 12. Policy Charges

Premium Expense Charges - The Premium Expense Charges are shown on the Policy Data Page. The Premium Expense Charges are deducted when the premium is received at our Home Office. The Net Premium is the premium less the Premium Expense Charges.

Monthly Deduction - The Monthly Deduction is a charge made against the Account Value.

The Monthly Deduction is the sum of:

1.       The Monthly Administrative Charge; plus

2.       The Face Amount Charge; plus

3.       The Cost of Insurance; plus

4.       The Mortality and Expense Risk Charge; plus

5.       The cost for any policy riders.

The Monthly Deduction is deducted on the Policy Date and each Monthiversary. Monthly Deductions due on any Monthiversaries prior to the Issue Date are deducted on the next Monthiversary. The Monthly Deduction is deducted prorata from the Investment Accounts and the Fixed Account based on your amounts in each account.

Monthly Administrative Charge - The Guaranteed Maximum Monthly Administrative Charge is shown on the Policy Data Page. A current Monthly Administrative Charge less than the Guaranteed Maximum Monthly Administrative Charge may be used at our option.

Face Amount Charge - The Guaranteed Maximum Face Amount Charge at issue is shown on the Policy Data Page. If the Base Face Amount is increased after issue the Guaranteed Maximum Face Amount Charge will increase. A current Face Amount Charge less than the Guaranteed Maximum Face Amount Charge may be used at our option.

Cost of Insurance - The Guaranteed Maximum Cost of Insurance Rates are shown on the Policy Data Page. A current Cost of Insurance rate less than the Guaranteed Maximum Cost of Insurance rate may be used at our option. If you increase or decrease the Total Face Amount after issue, each change may have different applicable Cost of Insurance rates.

The Cost of Insurance is the current Cost of Insurance rate multiplied by the Net Amount At Risk determined as of the date of the Monthly Deduction. The Net Amount At Risk is:

1. The Death Benefit on the Monthiversary divided by the Death Benefit Discount Factor; less

2.   The Account Value.

The Account Value will first be considered part of the initial Total Face Amount, then part of any additional Total Face Amounts in the order of the increases. For the initial Total Face Amount and for any increases, Account Value is allocated to Base Face Amount issued on the same date prior to Supplemental Face Amount on that date.


FPVUL                 Page 15                                  02-08

Mortality and Expense Risk Charge - The Mortality and Expense Risk Charge is compensation for our assumption of the mortality and expense risks. This charge will be deducted monthly from the Investment Accounts prorate based on your amounts in each account. The maximum amount of this charge is shown on the Policy Data Page. A current Mortality and Expense Risk Charge less than the guaranteed maximum Mortality and Expense Risk Charge may be used at our option.

Surrender Charge - We will deduct the Surrender Charge from the Account Value on the date this policy is surrendered for cash. The Surrender Charge is shown on the Policy Data Page.

Taxes - We reserve the right to deduct any taxes levied by any government entity which, at our sole discretion, are determined to have resulted from the establishment or maintenance or operation of the Separate Account, or from the investment performance of the Separate Account.

Changes in Cost Factors - We bear the mortality, expense and experience risks of this policy. We may change the Premium Expense Charge, the Face Amount Charge, the Mortality and Expense Risk Charge, the Cost of Insurance rates and Monthly Administrative Charges and any other variable charge up to the maximum guaranteed amounts stated in this policy. Any changes will be based on changes in expected mortality, expenses, taxes, regulatory environment, investment earnings, or persistency.


FPVUL                         Page 16                             02-08

                            Section 13. Policy Values

Account Value - The Account Value is the sum of the values in the Fixed Account, the Variable Account, and the Loan Account. The Account Value on the Policy Date is the initial Net Premium received as of the Policy Date, less any Monthly Deduction charged as of the Policy Date.

The Account Value on each Valuation Date after the Policy Date will be:

1.   The Account Value on the prior Valuation Date; plus

2. Interest credited to amounts allocated to the Fixed Account and the Loan Account; plus

3. The positive or negative investment experience on amounts allocated to the Variable Account, as reflected by the change in value of the accumulation units; plus

4.   Any Net Premium for the policy  allocated  since the prior  Valuation Date;
     less

5.   Any Partial Surrender paid since the prior Valuation Date; less

6.   Any Monthly Deduction or transfer charges assessed.

Cash Value - The Cash Value of this policy is:

1.   The Account Value of this policy; less

2.   The Surrender Charge, if any, shown on the Policy Data Page.

Cash Surrender Value - The Cash Surrender Value is the Cash Value less any outstanding loan and loan interest.


FPVUL                                   Page 17                           02-08

                     Section 14. Variable Account Provisions

Separate Account - The Separate Account is shown on the Policy Data Page. It is a separate account established and owned by us. The assets of the Separate Account will be used to provide values and benefits under this contract and similar contracts, but the assets of the account equal to the reserves and other contract liabilities may not be charged with liabilities arising from any other business in which we take part. This account will be credited or charged for income, gains, and losses, whether or not realized from the assets allocated to the separate account without regard to other income, gain or losses arising from any other business in which we take part.

Investment Accounts - The Separate Account is subdivided into Investment Accounts, each of which invests in a different Portfolio.

Variable Account Value - The Variable Account Value of this policy equals the sum for all Investment Accounts of:

1. The number of accumulation units credited to an Investment Account; multiplied by

2.   The appropriate accumulation unit value.

Crediting of Accumulation Units - We credit amounts allocated to the Investment Accounts in the form of accumulation units. The number of accumulation units to be credited is determined by dividing:

1.   The dollar amount allocated to the particular Investment Account; by

2. The accumulation unit value for the particular Investment Account at the end of the Valuation Period during which the allocation is made.

Accumulation units are credited when Net Premiums are allocated or amounts are transferred into an Investment Account. Accumulation units are deducted when the Monthly Deduction is assessed or when amounts are partially surrendered or transferred out of an Investment Account.

Accumulation Unit Value - We determine the accumulation unit value for each Investment Account on each Valuation Date. The accumulation unit value for the Money Market account was initially set at one dollar ($1) and the value of each of the other Investment Accounts was set at five dollars ($5) when operations commenced. The value for any later Valuation Period is found by multiplying:

1.   The net investment factor for the particular Investment Account, by

2. The accumulation unit value for the same Investment Account for the preceding Valuation Period.

The accumulation unit value may increase or decrease from one Valuation Period to the next.




FPVUL                                Page 18                              02-08

Net Investment Factor - The net investment factor is used to measure the investment performance of an Investment Account from one Valuation Period to the next. For any Investment Account, the net investment factor for a Valuation Period is determined by dividing 1. by 2., where:

1.   Is equal to:

     a. The net asset value per share of the fund held in the Investment Account determined at the end of the current Valuation Period; plus

     b. The per share amount of any dividend or capital gain distribution paid by the fund during the Valuation Period; plus

     c. The per share credit or charge with respect to taxes, if any, paid or reserved for by us during the Valuation Period that are determined by us to be attributable to the operation of the Investment Account.

2.   Is equal to:

     a. The net asset value per share of the fund held in the Investment Account determined at the end of the preceding Valuation Period; plus

     b. The per share credit or charge for any taxes reserved for the immediately preceding Valuation Period.

Addition, Deletion, or Substitution of Investments - We reserve the right, subject to applicable law, to make additions to, deletions from, or substitutions for the Portfolio shares that are held by the Separate Account or that the Separate Account may purchase. We reserve the right to eliminate the shares of any of the eligible Portfolios and to substitute shares of another Portfolio, or of another open-end, registered investment company, if the shares of an eligible Portfolio are no longer available for investment, or if in our judgment further investment in any eligible Portfolio should become inappropriate in view of the purposes of the Separate Account. We will not substitute any shares attributable to your interest in an Investment Account without written notice to you and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940.

We reserve the right to establish additional Investment Accounts, each of which would invest in a new Portfolio, or in shares of another open-end registered investment company. We also reserve the right to eliminate existing Investment Accounts. If deemed by us to be in the best interest of persons having voting rights under the policies, the Separate Account may be operated as a management company under the Investment Company Act of 1940, or it may be deregistered under such Act in the event such registration is no longer required, or it may be combined with other AUL Separate Accounts.

The investment policy of the Separate Account will not be changed without the approval of the Insurance Commissioner of the State of Indiana. If required, the approval process is on file with the Commissioner of the state in which this policy is issued.

FPVUL                            Page 19                                02-08

                      Section 15. Fixed Account Provisions

Fixed Account Value - The Fixed Account Value of this policy at any time equals:

1.   The total of all Net Premiums allocated to the Fixed Account; plus

2. The total of all amounts transferred to the Fixed Account from the Variable Account or the Loan Account; plus

3.   Interest credited to the Fixed Account; minus

4. The total of all amounts transferred from the Fixed Account to the Variable Account or the Loan Account; minus

5.   The total of all Monthly  Deductions  charged  against  the Fixed  Account;
     minus

6.   The total of all Partial Surrenders from the Fixed Account.

Fixed Account Interest Rate - The guaranteed interest rate credited to amounts in the Fixed Account is shown on the Policy Data Page. We may credit interest rates in excess of the guaranteed rate.


                              Section 16. Transfers

Transfers - You may transfer amounts between the Fixed Account and Investment Accounts or among Investment Accounts at any time after the Right to Examine period. The transfer will be made as of the end of the Valuation Period during which we receive the request.

The minimum transfer amount is shown on the Policy Data Page. The transfer must be at least for the minimum amount, or, if less, the entire amount in the Fixed Account or an Investment Account each time that a transfer is made. If after the transfer the amount remaining in any account is less than $25, we reserve the right to transfer the entire amount. Any applicable transfer charge shown on the Policy Data Page will be assessed. The charge will be deducted from the account(s) from which the transfer is made on a prorata basis; and, if those remaining account values are not sufficient, from account values determined by us.

Transfers are made such that the Account Value on the date of transfer will not be affected by the transfer, except for the deduction of any transfer charge.

We reserve the right to limit the number of transfers as shown on the Policy Data Page, or to restrict transfers from being made on consecutive Valuation Dates.

If we determine that the transfers made by or on behalf of the Owner is to the disadvantage of other Owners, we may restrict the rights of the Owner. Such restrictions would be applied in any manner reasonably designed to prevent transfers of the Owner from being disadvantageous to other owners. We also reserve the right to limit the size of transfers and remaining balances, to require a minimum time period between transfers, to limit the number and frequency of transfers, and to discontinue telephone transfers.

Limitation on Transfer from the Fixed Account - Transfers from the Fixed Account are limited in total for any Policy Year to no more than the amount shown on the Policy Data Page.
FPVUL                           Page 20                              02-08

                                Section 17. Loans

You may request a loan at any time after the Right to Examine period while the policy is not in the Grace Period. This policy is assigned to us as sole security for the loan.

If the total indebtedness including interest due and accrued exceeds the Cash Value of the policy, then the policy shall terminate, but not until at least thirty (30) days advance notice of termination is mailed to you and any assignee of record. Refer to the Grace Period section of your policy.

The minimum amount of a new loan is shown on the Policy Data Page. The maximum amount of a new loan is:

1.   90% of the Account Value; less
2.   Any loan interest due on the next Policy Anniversary; less
3.   Any applicable Surrender Charges; less
4.   Three months of Monthly Deductions; less
5.   Any existing loans and accrued loan interest.


Loan Account - At the time any loan is issued, we transfer an amount equal to the loan from the Investment Accounts and the Fixed Account into a Loan Account as collateral for the loan. On your loan request, you may specify that the transfer is to be made from specific Investment Accounts. If you make no specification, this transfer is made from each account in proportion to the Account Value in the Investment Accounts and the Fixed Account.

Interest Charged on Loans - Interest accrues daily from the date of the loan at the rate shown on the Policy Data Page. Interest is due on the Policy Anniversary. Any interest not paid when due will be added to the amount of the loan. We will make a transfer from the Investment Accounts and the Fixed Account into the Loan Account as collateral for the interest due. The transfer is made from each account in proportion to the amount in the account.

Interest Credited on Loans -The interest rate credited to the Loan Account will be at least the guaranteed rate applied to the Fixed Account, and at least the rate shown on the Policy Data Page. Loan interest that has been credited to the Loan Account will be transferred on each Policy Anniversary to the Investment Accounts and the Fixed Account based on the proportions in your current premium allocation instructions.

A loan has a permanent effect on the Policy Values even if the loan is repaid, since the Account Value held in the Loan Account as collateral earns different rates than it might have experienced if it were invested in the Investment Accounts or the Fixed Account.

Repayment of Loans - A loan may be paid in full or in part at any time while this policy is in force and the Insured is alive. When a loan repayment is made, the amount of the Loan Account equivalent to the amount of loan repayment is transferred to the Investment Accounts and the Fixed Account based on the proportions in your current premium allocation instructions.

Unless you request otherwise at the time you make any payments to us, all amounts received while a loan is outstanding will be considered as premium payments.

FPVUL                                Page 21                       02-08

                              Section 18. Surrender

Partial Surrender - You may surrender part of this policy for cash at any time after the date specified on the Policy Data Page by Proper Notice to us. The amount of any Partial Surrender must be at least equal to the minimum amount shown on the Policy Data Page. The amount surrendered is deducted from the Account Value, and therefore also reduces the Cash Value. The deduction will be made from the Investment Accounts and the Fixed Account in proportion to your amounts in each account, unless you request deduction from specific Investment Accounts. The partial surrender will take effect the date the notice is signed.

The Total Face Amount will be reduced by the amount of the Partial Surrender except as discussed below in the Reduction Free Partial Surrender. The decrease will be applied to the Total Face Amount as if a decrease had been requested. (Refer to the Policy Changes section of your policy.) The remaining Base Face Amount must be at least equal to the minimum amounts shown on the Policy Data Page.

Reduction Free Partial Surrender- In some situations you may surrender part of this policy without the full amount causing a decrease to the Total Face Amount. If the Partial Surrender is less than or equal to the Reduction Free Partial Surrender, the Total Face Amount is not decreased. If the Partial Surrender is greater than the Reduction Free Partial Surrender the Partial Surrender will be viewed as two withdrawals. The first amount will be taken as the Reduction Free Partial Surrender; the remaining Partial Surrender amount will decrease the Total Face Amount as explained above.


Under Death Benefit Option 2:

An amount equal to any Partial Surrender will be deducted from the Account Value. Partial Surrenders will not affect the Total Face Amount. Your Death Benefit will continue to be determined in accordance with the Death Benefit section of your policy.

Under Death Benefit Option 1:

The Reduction Free Partial Surrender Amount is equal to the greater of zero (0) and the difference between (a) and (b) where:

a.   is the Account Value; and

b. is the Total Face Amount divided by the applicable Minimum Insurance Percentage.

If the Reduction Free Partial Surrender Amount is equal to zero (0), then a Partial Surrender will result in a reduction in Total Face Amount by the amount surrendered. Any reduction will be processed in the same manner as a requested decrease. The remaining Base Face Amount must be at least equal to the minimum amount shown on the Policy Data Page.


Under Death Benefit Option 3:

The Reduction Free Partial Surrender Amount is equal to the greater of Net Accumulated Premiums and the difference between (a) and (b) where:

a.   is the Account Value; and;

b. is the Total Face Amount divided by the applicable Minimum Insurance Percentage.

If the Reduction Free Partial Surrender Amount is equal to zero (0), then a Partial Surrender will result in a reduction in Total Face Amount by the amount surrendered. Any reduction will be processed in the same manner as a requested decrease. The remaining Base Face Amount must be at least equal to the minimum

FPVUL                           Page 22                     02-08
amount shown on the Policy Data Page.

Full Surrender - At any time after the Right to Examine period, you may surrender this policy for the Cash Surrender Value by Proper Notice to us. If the policy is surrendered within 30 days following a Policy Anniversary, the Cash Surrender Value paid shall not be less than the value as of the Policy Anniversary. The Full Surrender will take effect the date the notice is signed.

FPVUL                         Page 23                           02-08

                         Section 19. No-Lapse Guarantee

Your policy contains a No-Lapse Guarantee. During the No-Lapse Guarantee Period as shown on the Policy Data Page, if the Cash Surrender Value is insufficient to pay the Monthly Deduction, then your policy will remain in force and will not begin the Grace Period if it satisfies the No-Lapse Guarantee Test listed below. While the policy is being maintained under the No-Lapse Guarantee, charges unable to be deducted will be waived.

The Required Premium for No-Lapse Guarantee is shown on the Policy Data Page. If you make changes to the policy during the No-Lapse Guaranteed Period, such as an increase or decrease in the Base Face Amount and/or Supplemental Face Amount, Death Benefit Option changes or additions/deletions of any riders, then the Required Premium for subsequent months may change. We will send you notice of the new Required Premium. Changes to the policy after the No-Lapse Guaranteed Period has terminated will not begin a new No-Lapse Guarantee Period.

Your Cash Surrender Values at the end of the No-Lapse Guarantee Period may be insufficient to keep this policy in force unless an additional payment is made. We will notify you of the amount of the required additional payment.

No-Lapse Guarantee Test - Your policy will satisfy this test if on any Monthiversary where the Grace Period would normally begin, the sum of the premiums paid to date, less any Partial Surrenders and any outstanding loan and loan interest, equals or exceeds the sum of the accumulated Required Premiums for No-Lapse Guarantee (without interest) since the Policy Date.

If this test is failed on a Monthiversary when the Cash Surrender Value is insufficient to pay the Monthly Deduction then the Grace Period will begin. The Grace Period notice will be sent which requests the lesser of:

1.   The Grace Period amount defined in the  Termination of the Policy  section;
     or

2.   The sum of:

     (A) The accumulated Required Premium for the No-Lapse Guarantee (without interest) since the Policy Date, less

     (B) The sum of the premiums received less any Partial Surrenders and any outstanding loans and loan interest to the end of the Grace Period, plus

     (C)  The Required Premium for the No-Lapse Guarantee for the Grace Period.


FPVUL                    Page 24                        02-08

                      Section 20. Termination of the Policy

Grace Period - Unless the No-Lapse Guarantee applies or the Extended No-Lapse Guarantee Rider is included in the Policy, the Grace Period begins on the Monthiversary when the Cash Surrender Value is less than the Monthly Deduction. This policy goes into default at the start of the Grace Period. We will send you written notice of the Grace Period and the amount of the premium due. The amount of the premium due will be the amount necessary to enable funding of the Monthly Deductions through the Grace Period, less the remaining Case Surrender Value. This notice will be sent to the last known address of the owner and any assignee of record at least thirty-one (31) days before termination. The Grace Period shall terminate sixty-one (61) days after the Monthiversary. If the premium due is not paid by the end of the Grace Period, all insurance stops and the policy terminates without value. For payment sent by U. S. Mail, the premium is considered paid if it is postmarked within the Grace Period.

Termination - This policy will terminate and all insurance will stop: As of the end of the Valuation Period during which we receive Proper Notice in good order from you to surrender the contract; or


1. As of the end of the Valuation Period during which we receive Proper notice in good order from you to surrender the contract; or

2.   When the Insured dies; or

3.   At the end of the Grace Period if the premium due is not paid.

Reinstatement - You may reinstate this policy by Proper Notice to us within (5) years of the date the policy terminated if:

1.   The policy had not been surrendered for its Cash Surrender Value; and

2.   Satisfactory evidence of insurability is provided to us; and
3.   Payment is made of sufficient premiums,

     (A)  To cover past due Monthly Deductions during the Grace Period;

     (B) The premium necessary to keep this policy in force for three (3) months; and

4. Interest on any loan amount which is reinstated is paid at the annual rate applicable to policy loans during the period of lapse, from the Grace Period ended.

The effective date of the reinstatement is the next Monthiversary following our approval of the reinstatement.

The Account Value on the effective date of reinstatement is equal to the Account Value at the time of termination, adjusted for past due charges during the Grace Period, plus the premium paid at the time of reinstatement. The Surrender Charge will be based on the number of Policy Years from the original Policy Date.


FPVUL                           Page 25                                 02-08

                             Section 21. Other Policy Provisions

Deferral of Payments

Fixed Account - We may defer any payment from the Account Value or a loan request for up to six (6) months. If we do, interest on the Fixed Account will continue to be earned at the declared rates. We will not defer any amounts needed to pay premiums for other policies in force with us.

Variable Account - While payments will generally be made within 7 days of a request in good order, we may defer the determination and payment of all benefits for any period under which the New York Stock Exchange is closed for trading (except normal holiday closings) or when the Securities and Exchange Commission has determined that a state of emergency exists that may make determination and payment impractical.

Dividends - As long as this policy is in force, you will receive any dividends declared by us. It is anticipated that no dividends will be declared. The amount of any dividend will be applied to increase the Account Value unless you request it to be paid in cash.

Annual Statement - At least once a year we will send you a statement showing:

1.   The beginning and end dates of the current statement period;

2. The Account Value, if any, at the beginning of the current statement period and at the end of the current statement period;

3. Amounts debited or credited identified by type. For example, premium payments, Cost of Insurance, expense charges and surrender amounts;

4.   Amounts at the end of the current statement period for:

     a.   Current Death Benefit;

     b.   Cash Value, if any;

     c.   Amount of outstanding loans, if applicable.

If the Cash Surrender Value is such that it will not maintain insurance in force until the end of the next reporting period, a notice of this will be included in the statement.

You may request other information about this policy, including a hypothetical illustration of future policy benefits and values, once a year and without charge. After one illustration per year is provided at no cost, we may charge an amount not to exceed $50.00 for subsequent requests.

Conformity With Laws - We reserve the right to make any changes without your consent which are necessary to comply with any federal or state statute, rule, or regulation.

Computations - Calculations are based on the mortality table referenced on the Table of Monthly Guaranteed Maximum Cost of Insurance Rates. Interest on amounts allocated to the Fixed Account is compounded daily.

A statement of the basis of the charges and the method of computation has been filed with the Interstate Insurance Product Regulation Commission.

Any Cash Values available under this policy are not less than the minimum vales and benefits required under the NAIC Variable Life Insurance Regulation, model #270 using Actuarial Guideline XXIV.

Conformity   with   Interstate    Insurance   Product   Regulation    Commission
Standards-This policy was approved under the authority of the Interstate Insurance Product Regulation Commission and issued under the Commission standards. Any provision of the policy that on the effective date is in conflict with the Interstate Insurance Product Regulation Commission Standards for this product type is hereby amended to conform to the Interstate Insurance Product Regulation Commission for this product type as of the provision's effective date.

FPVUL                           Page 26                            02-08

                         Section 22. Settlement Options

Options- All or any part of the proceeds paid at death or upon full surrender of this policy may be paid in one sum or according to the following options:

1.   Income  for  a  Fixed  Period.   Proceeds  are  payable  in  equal  monthly
     installments for a specified number of years, not to exceed twenty (20).

2. Life Annuity. Proceeds are paid in equal monthly installments for as long as the payee lives. A number of payments can be guaranteed number, such as one hundred and twenty (120), or the number of payments required to refund the proceeds applied.

3. Survivorship Annuity. Proceeds are paid in monthly installments for as long as either the first payee or surviving payee lives. A minimum number of payments equal to the initial payment can be guaranteed, such as one hundred and twenty (120). A different monthly installment payable to the surviving payee can be specified.

The annuity benefits at the time of their commencement will not be less than those that would be provided by the application of the Cash Surrender Value to purchase a single consideration immediate annuity contract at purchase rates offered by us at the time to the same class of annuitants.

The proceeds of this policy may be paid in any other method or frequency of payment acceptable to us.

Policy proceeds payable in one sum will accumulate at interest from the date of death or surrender to the payment date at the rate of interest then paid by us or at the rate specified by statute, whichever is greater.

Selection - You may select or change an option by giving us Proper Notice prior to the settlement date. If no option is in effect on the settlement date, the payee may select an option. If this policy is assigned or if the payee is a corporation, association, partnership, trustee or estate, a settlement option will be available only with our consent.

Payments - We will determine the amount payable under any option. The minimum interest rate used in computing payments under all options will be 2% per year. The settlement option tables show the guaranteed monthly payments available under options 1, 2 and 3. The amounts shown are for exact Adjusted Ages. The values for other Ages and fractional Ages not shown will be calculated on the same basis as those shown and will be furnished upon request.

If the monthly payment under a chosen settlement option is less than $100, we may require that payments be made on a less frequent basis.

Adjusted Age - An adjusted age is calculated as follows:

1. Determine a payee's actual age in years and full months on the date payments are to begin;

2.   Subtract 1.5 months for each year the payee's year of birth exceeds 1900.

Death of Last Payee - If a payee dies and there is no surviving payee, we will pay a single sum to such payee's estate. The final payment will be the commuted value of any remaining guaranteed payments.

Claims of Creditors - Settlement option payments will be exempt from the claims of creditors to the maximum extent permitted by law.

FPVUL                                 Page 27                02-08

                            SETTLEMENT OPTION TABLES
                Guaranteed Monthly Income Per $1,000 of Proceeds
                       OPTION 1 - Income for Fixed Period

     Number         Monthly           Number          Monthly
     of Years       Income           of Years         Income
     1              $84.47              11             $8.86
     2               42.86              12              8.24
     3               28.99              13              7.71
     4               22.06              14              7.26
     5               17.91              15              6.87
     6               15.14              16              6.53
     7               13.16              17              6.23
     8               11.68              18              5.96
     9               10.53              19              5.73
     10              9.61               20              5.51

Quarterly Income is 2.993 times the monthly income and annual income is 11.839 times the monthly income.

                             OPTION 2 - Life Annuity

The amount of income is based on the adjusted age of the annuitant on the date of the first payment.

Adjusted    Number of Guaranteed Payments     Adjusted    Number of Guaranteed Payments
  Age        None      120        Refund*       Age        None      120        Refund*
55         $4.34     $4.30        $4.17         63        $5.21    $5.10        $4.86
56          4.42      4.38         4.24         64         5.35     5.22         4.96
57          4.52      4.47         4.31         65         5.51     5.35         5.08
58          4.61      4.56         4.39         66         5.67     5.49         5.20
59          4.72      4.65         4.47         67         5.85     5.64         5.33
60          4.83      4.76         4.56         68         6.04     5.80         5.46
61          4.95      4.86         4.66         69         6.24     5.96         5.61
62          5.08      4.98         4.75         70         6.46     6.13         5.76

*The sum of all guaranteed payments will equal the amount applied under this option.

                         OPTION 3 - Survivorship Annuity

The amount of income is based on the adjusted age of each of the annuitants on the date of the first payment.



                  50% to Survivor                                               100% to Survivor
              120 Guaranteed Payments                                      120 Guaranteed Payments
              Payee #2   Age                                                    Payee #2   Age




Payee #1                                                      Payee #1
      Age      50       55       60      65       70                Age      50      55       60       65      70
       50    $3.95    $4.12    $4.31   $4.55    $4.80                50    $3.56   $3.67    $3.76    $3.83    $3.88
       55     4.12     4.30     4.52    4.77     5.05                55     3.67    3.83     3.97     4.08     4.17
       60     4.31     4.52     4.76    5.04     5.36                60     3.76    3.97     4.17     4.36     4.51
       65     4.55     4.77     5.04    5.35     5.72                65     3.83    4.08     4.36     4.64     4.90
       70     4.80     5.05     5.36    5.72     6.13                70     3.88    4.17     4.51     4.90     5.28

Income for other combinations of ages will be furnished on request.

FPVUL                          Page 28                         02-08

                            NOTICE OF ANNUAL MEETING


By-law, Art. II, Sec. 2: The regular annual meeting of the members of American United Mutual Insurance Holding Company shall be held at its principal place of business on the third Thursday in February each year at ten o'clock A.M. local time or at such other location, place, or time as may be designated by the Board of Directors. The election of directors shall be held at the annual meeting.


American United Life Insurance Company
Indianapolis, Indiana

                           READ YOUR POLICY CAREFULLY

          FLEXIBLE PREMIUM VARIABLE ADJUSTABLE UNIVERSAL LIFE INSURANCE
                   PARTICIPATING-DIVIDENDS ARE NOT GUARANTEED
              It is anticipated that no dividends will be declared.
                        PERIOD OF COVERAGE NOT GUARANTEED

           This policy is a legal contract between the owner and AUL.

FPVUL                                  02-08